UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

July 28, 2016

Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant’s telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2016, the Board of Directors (the “Board”) of Agile Therapeutics, Inc. (the “Company”), appointed Seth H.Z. Fischer, as a director and as a member of the Board’s Compensation and Nominating and Corporate Governance Committees.  Mr. Fischer will serve as a Class II member of the Board.  The terms of Class II directors expire at the 2019 Annual Meeting of Shareholders.

Mr. Fischer has more than three decades of healthcare experience in the pharmaceutical and medical device industry.  Since 2013, he has served as Chief Executive Officer and a Director of Vivus, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, diabetes, sleep apnea, and sexual health.  Mr. Fischer also serves as a member of the Board of Directors of BioSig Technologies, Inc., and is an advisor to MedHab, LLC.  He has served in positions of increasing responsibility with Johnson & Johnson from 1983 until his retirement in 2012.  Most recently, Mr. Fischer served as Company Group Chairman Johnson & Johnson and Worldwide Franchise Chairman, Cordis Corporation from 2008 to 2012, and as Company Group Chairman, North America Pharmaceuticals from 2004 to 2007, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios.  Prior to that, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals from 2000 to 2004. His operating responsibilities encompassed the commercialization of products in multiple therapeutic categories including Topamax® for epilepsy and migraine and products in the analgesic, anti-infective, cardiovascular, neurologic, psychiatric and women’s health areas, including ORTHO EVRA®, one of the most successful contraceptive launches in the U.S and the first ever contraceptive patch.  He earned a Bachelor of General Studies from Ohio University and served as a captain in the U.S. Air Force.

Mr. Fischer will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s proxy statement for the 2016 annual meeting of stockholders.  His annual cash retainer will be pro-rated for 2016 to reflect his expected term of service during the calendar year. Also pursuant to these arrangements, on July 28, 2016, Mr. Fischer received an initial grant of an option to purchase 21,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option vests in three equal annual installments beginning on July 28, 2017, subject to the his continued service on the Board through each vesting date and provided that he attends at least 75% of the Board meetings held during each respective year of Board service.

Mr. Fischer and the Company will also enter into an indemnification agreement requiring the Company to indemnify him to the fullest extent permitted under Delaware law with respect to his service as a director.  The indemnification agreement will be in the form entered into with the Company’s other directors, which was previously filed with the Company’s Registration Statement on Form S-1 in connection with its initial public offering in May 2014.

There is no arrangement or understanding between Mr. Fischer and any other person pursuant to which Mr. Fischer was appointed as a director.  The Board has determined that Mr. Fischer is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Also on July 28, 2016, Karen Hong Ph.D., a director of the Company, notified the Board that she was resigning from the Board, effective immediately, so that she may devote her full time and efforts to her other commitments.  The Company notes that Dr. Hong’s resignation was not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.  The Company and the Board wish to thank Dr. Hong for her dedication and service to the Company.

In connection with Dr. Hong’s resignation, the Board appointed Abhijeet Lele, a current director of the Company, to serve as the chair of the Board’s Nominating and Corporate Governance Committee in place of Dr. Hong.

Item 7.01 Regulation FD Disclosure

On July 28, 2016, the Company issued a press release announcing that Seth H.Z. Fischer, had been appointed to the Board and that Dr. Karen Hong, Ph.D., was resigning from the Board.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Agile Therapeutics, Inc. Press Release dated July 28, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: July 28, 2016	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	President and Chief Executive Officer